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                                   PROMISSORY NOTE

AMOUNT:  $100,000 (ONE HUNDRED THOUSAND DOLLARS)
DATE:    OCTOBER 5, 1995
         PETALUMA, CALIFORNIA


FOR VALUE RECEIVED, Carl Grivner ("Maker") promises to pay to the order of Advanced Fibre Communications ("AFC") the principal sum of One Hundred Thousand Dollars ($100,000).

Interest on this note accrues annually at a rate of 6.37%, and is due and payable annually on the anniversary date of your employment with AFC, which is July 19, 1995. The principal balance is due and payable in three equal installments on July 19 of each of the next three years (1996, 1997 and 1998).

Based upon your continued performance and service, at the option of the Board of Directors of AFC, all or a portion of the principal and interest due on this loan may be forgiven over the next three years beginning with July 19, 1996.

The entire principal sum of this Note shall become immediately due and payable upon the insolvency of the Maker, the commission of any act of bankruptcy by the Maker, the execution by the Maker of a general assignment for the benefit of creditors, the filing by or against the Maker of any petition in bankruptcy or any petition for relief under the provisions of the federal bankruptcy act or any other state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Maker.

This Note shall be construed in accordance with the laws of the State of California.

                                            By: /s/ Carl Grivner
                                                ---------------------------
                                                Carl Grivner

                                          Date: 10-5-95
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